February 2, 1993



Mr. Enrico Pesatori
219 East Lake Shore Drive
Apartment 6D
Chicago, IL  60611

Re:  Offer of Employment

Dear Enrico:


As the letter dated December 21, 1992, contemplated, the following provisions shall constitute the terms and conditions upon which you shall be employed with Digital Equipment
Corporation ("Digital" or the "Company")).

1.   Status

You will be employed as of February 3, 1993, as a regular employee with the title of Vice President and General Manager, Personal Computer Business Unit, on an at-will basis and your employment shall continue for so long as it is mutually agreeable to both parties; provided, however, that your employment will not be terminated during the first six months of employment, and during the second six months, only on six months' prior written notice. In this capacity, you will be a member of the Senior Leadership Team.

2.   Compensation

Your beginning annual rate of base compensation will be $550,000.00, which is payable weekly (or on such other basis as may be applicable to senior executives generally as Digital shall determine from time to time). Your rate of base pay will be reviewed periodically and adjusted accordingly in light of the compensation practices and policies in effect from time to time.

You will participate in Digital's short-term incentive compensation program. Any payment thereunder will be made solely in the discretion of Digital's Board of Directors (the "Board"), subject to the Company's performance, which is the same basis on which the other members of the Senior Leadership Team participate. If payment under this program is made to other members of the Senior Leadership Team, a payment will be made to you as well. It will be recommended that your target participation range will be at least $200,000 for on-plan performance, pro-rated for the number of months of the fiscal year during which you are employed by Digital; provided, however, no less than $100,000 will be paid to you under this program for fiscal year 1993.

3.   Stock Awards

The Board has approved an award to you effective on your date of hire and contingent on your actually being employed by Digital, which grants you a stock award of 10,000 shares of Digital common stock under the 1990 Equity Plan, which will be evidenced by a separate award letter, to vest in equal amounts over a five-year period from the effective date of the award. All vesting restrictions on such stock shall lapse if your employment is terminated by the Company for reasons other than for "cause" or by you for "good reason" (as each such term is defined in Paragraph 7, below). You will be solely responsible for any income tax consequences (including making a Section 83(b) election) associated with your receipt of such an award.

The Board has approved an award to you effective on your date of hire and contingent on your actually being employed by Digital, which grants you an award of a non-qualified stock option with respect to 30,000 shares of Digital common stock at an option price of $35.00 under the 1990 Equity Plan, which will be evidenced by a separate award letter, to become exercisable in equal amounts over a five-year period from the effective date of the award. All vesting restrictions on such stock shall lapse if your employment is terminated by the Company for reasons other than for "cause" or by you for "good reason" (as each such term is defined in Paragraph 7, below).

4.   Loan

The Board has approved a loan to you, contingent on your actually being employed by Digital, in the principal amount of $150,000.00 for the sole purpose of purchasing a new principal residence in the Boston area, which shall be secured by a second mortgage. You agree to execute a promissory note with terms substantially as set forth in the attached form of promissory note and execute such other documents which the Company determines to be necessary or desirable to effect such security and to establish the tax-free nature of the transaction under
Section 7872 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

5.   Confidentiality Agreement

You will be required to sign Digital's Employee Invention and Confidential Agreement (the "Confidentiality Agreement") as of your date of hire, a copy of which is attached.

6.   Employee Benefits

As a regular employee, you will be eligible to participate in Digital's employee benefit plans, such as pension, savings, disability, life insurance, medical coverage, dental coverage, and cafeteria arrangements under the terms as separately provided for under each such plan or arrangement, except as are provided for below. To the extent necessary, Digital will provide medical and dental coverage for your dependents who reside outside of the United States under Company-provided medical and dental plans for employees (and their dependents) who are employed by the Company (or a subsidiary or affiliate, as the case may be) in Italy. Moreover, to the extent it is feasible to do so, Digital will make no contributions on your behalf under the U.S. Social Security system and will make or cause to be made such comparable contributions on your behalf under the pension system in Italy. All other fringe benefit arrangements that are provided to regular employees will be provided to you except that you will be eligible for four weeks of vacation on an annual basis.

7.   Severance

If, prior to February 3, 1997, (a) you voluntarily terminate your employment hereunder for good reason (as defined below), or
(b) Digital terminates your employment hereunder other than for cause (as defined below), then, in either such event (each, a "Severance Event"), Digital will, for a period of two years from the date of such Severance Event, (i) continue to pay you your base compensation as constituted at the time of the Severance Event and (ii) provide you and your dependents with life insurance, medical, dental and pension benefits equivalent to those provided at the time of the Severance Event (collectively, the "Severance Package"); provided, however, that if, at any time during the two-year period following such Severance Event, you accept employment (as defined below) with any entity which competes (as defined below) with or if you publicly criticize Digital, then Digital shall not be obliged to continue to provide the Severance Package after such acceptance or criticism, as the case may be. Notwithstanding anything contained herein to the contrary, neither (a) your acceptance of employment with any entity which does not compete with Digital, nor (b) your failure to attempt to find other employment will entitle Digital to discontinue the Severance Package. If so requested by Digital, at the time of the Severance Event you agree to enter into a separate agreement with Digital containing the terms of this Paragraph 7.

For purposes of this Paragraph 7, the following terms shall have the meanings set forth below:

(i) Being "employed" or "employment" means having a common law employment relationship with another entity or engaging in any other comparable position such as independent contractor for, owner of, consultant to, or partner with or of another entity.

(ii) "Cause" means (a) the commission of a serious willful act against Digital by which you intended to enrich yourself at the expense of Digital (which may be evidenced by your arrest for, or conviction, guilty plea, or plea of nolo contendere of a crime involving moral turpitude); (b) your continued failure to perform your duties hereunder in one or more material respects through continued inattention or neglect (except that which is a result of your illness or disability), which failure does not cease within 15 days after written notice thereof specifying the details of such conduct is given to you by the Board; or (c) your willful misconduct which has caused or has a high likelihood of causing material harm to Digital; or (d) the breach of one or more terms of the Confidentiality Agreement.

(iii) "Good reason" means Digital's (a) effecting without your consent a material change in the nature or scope of your authority, powers, functions, duties, or responsibilities of the position for which you are employed; (b) the reduction of your base compensation or benefits provided to you pursuant to Paragraph 6 hereof that are provided to all senior executives generally (other than as a result of actions by Digital that affect all senior executives generally) or benefits specifically provided to you hereunder; (c) requiring you to relocate to an area more than 50 miles from Maynard, Massachusetts; or (d) the breach of any of the provisions of this Agreement.

(iv) "Compete" means rendering services directly or indirectly to, becoming associated with or employed in any capacity by, or having any ownership interest in any individual, firm, corporation, or other entity engaged in or actively planning to engage in any activities competitive with those activities of Digital with respect to which you have managed, or with respect to which you possessed or had access to Digital's confidential information, know-how or trade secrets (including but not limited to information, know-how, or trade secrets relating to the research, development, design, manufacture, marketing, sale, or distribution of any Digital product or service with respect to which you possessed or had access to Digital's confidential information, know-how, or trade secrets). For purposes of this definition, "Digital" shall include Digital and any of its subsidiaries and affiliates.

8.   Relocation

You will be provided with the standard relocation benefits offered transferring employees, including temporary housing for up to 6 months. In addition, Digital will reimburse you up to $20,000 for rent payments that you are required to make with respect to your primary residence in the Chicago area for periods of time after the date your employment with Digital commences, upon request and receipt by Digital of appropriate documentation.

9.   Legal Fees and Assistance

Digital will reimburse you, upon request and receipt by Digital of appropriate documentation, for legal fees you incur for counsel provided to you in connection with your employment with Digital, such reimbursement not to exceed $5,000.

Upon request, Digital also agrees to provide you with assistance from the Law Department with regard to matters involving your termination of employment from your last employer.

10.  Personnel Policies and Procedures

Unless specifically excepted for above, your employment with Digital will be subject to Digital's personnel policies and procedures as amended from time to time.


11.  Legal Status

Notwithstanding the foregoing, your employment with Digital is contingent on Digital's ability to verify your identity and employment eligibility as required by federal law.


12.  Merger

This Agreement includes all of the agreements of the parties relative to your employment with Digital, and supersedes any prior agreements or representations between the parties as to the subjects covered.

Please indicate your understanding and consent to the foregoing by signing and dating the copy of this letter and returning it to the undersigned.


Very truly yours,

/s/ Robert B. Palmer
Robert B. Palmer
President and CEO


I have read and agree to the terms as stated above.


/s/ Enrico Pesatori      /s/ February 2, 1993
Signature                     Date


j:\empl-ep.agt

                                 AGREEMENT




WHEREAS, DIGITAL EQUIPMENT CORPORATION, on its own behalf and on behalf of its officers, agents, directors, employees, assigns and successors ("Digital") and Edward E. Lucente on his own behalf and on behalf of his heirs, executors, administrators, and assigns ("Mr. Lucente") have reached an amicable settlement regarding the conditions of Mr. Lucente's voluntary resignation from his employment with Digital.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, Digital and Mr. Lucente hereby agree as follows:


  1 . Mr. Lucente voluntarily resigns his employment with Digital effective as of April 29, 1994 (the "Effective Date").

  2. Digital accepts Mr. Lucente's resignation as an officer and as an employee of Digital as of his Effective Date. Payment provided for under this Agreement shall not be construed in any way to extend Mr. Lucente's employment or employment status with Digital beyond the Effective Date.

  3.   a.   Digital and Mr. Lucente contemplate that he will
            continue active employment with Digital until his Effective Date. During his period of active employment, Mr. Lucente shall continue to be paid at his current base rate of pay and shall be treated as an active employee in all respects. Should Mr. Lucente obtain and commence employment outside of Digital before his Effective Date, his employment with Digital shall immediately cease as of the date he commences such outside employment, and such date shall be deemed to be the Effective Date.

       b. Digital and Mr. Lucente agree that Mr. Lucente will be generally available to consult informally with the President and other designated executives of Digital for a period of one year from the Effective Date. It is understood that from and after the Effective Date, Mr. Lucente is otherwise free to engage in any activity that he may desire to pursue, whether or not he receives any remuneration therefor, provided that such activity is not prohibited under any other provision of this Agreement. If Mr. Lucente is asked to undertake specific assignments on behalf of Digital, he may decline to do so without consequence; if he agrees to do so, he shall not receive any additional compensation other than that which is provided for in Paragraph 6.

  4. Mr. Lucente agrees that he shall not become employed by a "competitor" of Digital as such term is defined below at any time prior to the date that is 12 months following his Effective Date.

  5. A competitor of Digital shall be defined as, and limited to, any of the following companies or any subsidiary of one of the following companies, in which the parent company owns, directly or indirectly, a controlling interest.

       * International Business Machines (IBM)

       * Data General Corporation

       * American Telephone and Telegraph Company (AT&T)

       * Sun Microsystems

       * The National Cash Register Company (NCR)

       * Prime Computer, Inc.

       * Wang Laboratories, Inc.

       * Fujitsu

       * NEC

       * Unisys, Inc.

       * Hewlett-Packard Company

       * Ing.  C. Olivetti & C. S.P.A.

       * Siemans AG

       * STC PLC (ICL, Inc.)

       * Apple Computer, Inc.

       * Dell Computer Corporation

       * Compaq Computer Corporation

  Employment with one of said companies or their subsidiaries shall be defined as including employee status and consulting with or direct participation in the business affairs of any of said companies or their subsidiaries which involves computers or
  matters relating to computers.   Employment with one of said
  companies or their subsidiaries shall not include routine business dealings with one of said companies while an employee of a company not included on the above list. Digital may, in its sole discretion, remove any one or set or all of such companies and their subsidiaries from the list of competitors upon request by Mr. Lucente, but may do so only in a writing delivered to Mr. Lucente and signed by the President or an elected Vice President of Digital. Digital agrees that its consent to removing any one or set of such companies from the list of competitors upon request by Mr. Lucente shall not be unreasonably withheld.


  6. Digital, without admitting and while expressly denying the commission of any wrongful act, including but not limited to any violations of any federal, state or local fair employment practice law, or other employment practice law, or other employer duty or other employment-related obligation (all of which are hereinafter referred to as "employment relations laws") or other equity, and Mr. Lucente agree that:

       a. Digital shall make payment to Mr. Lucente in the form of four installments. The first installment of $282,502.80 shall be paid as soon as practicable after the expiration of the seven-day revocation period, as described in Paragraph 10, below. Subsequent installments of $157,502.80, $157,502.80, and
            $32,502.80, respectively, shall be paid quarterly beginning August 1, 1994; provided, however, that the third and fourth quarterly payments shall be made only if Mr. Lucente is not employed with another entity at an annualized rate of compensation of at least $300,000 during any period after the Effective Date. Each installment payable under this subparagraph (a) shall be less any amount required of Digital by law to be withheld as income tax withholding or elected to be deducted by Mr. Lucente on a voluntary basis. Actual payment of each installment shall be made as soon as reasonably possible after the respective payment date.

            For purposes of Paragraphs 6, 9, and 11, being "employed" or "employment" means entering into a relationship with an entity as a common law employee, consultant, independent contractor, partner, or owner or any other comparable relationship. For purposes of Paragraph 7, the term "employer" shall be inclusive of such relationships with another entity which are not common law employment relationships.

       b. Digital shall also pay to Mr. Lucente as soon as practicable after the Effective Date, a lump sum payment equal to the value of his then accrued and unused vacation time and personal holiday.

       c. Mr. Lucente shall continue presently elected and paid for health, dental, life insurance, and disability benefits at the then current cost of such benefits to active employees until his Effective Date. Digital agrees to continue his health, dental, basic and personal accident (if applicable) life insurance benefits for a period of twelve months from the Effective Date, or until he becomes eligible for such coverage by virtue of other employment, whichever occurs first, provided that Mr. Lucente continues to make timely payment therefor subject to whatever applicable changes, including cost, that are implemented by Digital to such plans. Group universal life insurance coverage shall be continued under the terms of that policy. Thereafter, Mr. Lucente shall be entitled to continued health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) at the same cost to Mr. Lucente as for any other employee who terminates on Mr. Lucente's Effective Date for the same coverage, such coverage to be for a period not to exceed the statutory limit.

       d. Digital shall provide at its expense executive outplacement services to Mr. Lucente. Mr. Lucente may choose a firm from the list of approved vendors and may begin to use such services upon execution of this Agreement.

       e. Mr. Lucente shall continue to participate in Digital's Pension Plan and to accrue benefit service subject to the terms and conditions of said Plan until his Effective Date. Thereafter, his rights in said Plan shall be determined under the terms of the Plan.

  7. Mr. Lucente agrees not to actively recruit any Digital employees on behalf of his future employer or employers and not to utilize his knowledge of Digital and Digital's employees to encourage their recruitment from Digital by his future employer or employers for a period ending one year after his Effective Date. The foregoing sentence does not prohibit Mr. Lucente or his employers from entertaining and accepting requests for employment from Digital employees as long as they were not solicited by him. He further agrees not to make any derogatory comments to persons or third parties regarding his employment with Digital during the period ending two years after his Effective Date.

  8. Mr. Lucente agrees not to disclose or use any of Digital's confidential information or confidential information entrusted to Digital by others to any non-Digital person, corporation, or other entity. Digital's confidential information includes matters not generally known outside of Digital, such as experimentation, research and developments relating to existing and future products and services marketed or used by Digital, and also any information which gives Digital a competitive advantage including data relating to the general business operations of Digital (i.e., sales, costs, profits, organizations, customer lists, pricing methods, etc.).

  9. Mr. Lucente agrees to notify the President of Digital (or his designee) within one week of accepting new employment with another entity of the name and address thereof and the annualized rate of compensation that he will be paid by such entity, provided that the beginning date of such employment is prior to April 1, 1995.

 10. Mr. Lucente accepts the foregoing in full and complete satisfaction of any and all claims of any kind or description that he has or may have had or may have against Digital or its officers, directors or employees to the date of the execution of this Agreement including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief including any right to or claim arising out of a right, to re-employment. Mr. Lucente also releases Digital and its officers, directors, agents and employees from liability for such claims and waives any other rights relating to his employment with, or his resignation from employment from, Digital. This Agreement shall serve to inform Mr. Lucente that Digital advises him to consult counsel before signing this Agreement in order to assist him in considering his rights and obligations as expressed in this Agreement prior to his determining whether or not to sign it. Mr. Lucente has a period of 21 days from the date he receives this Agreement to accept this Agreement by signing in the space indicated below and returning the signed Agreement to Digital. He is also entitled to rescind this Agreement at any time within the seven-day period after he executes it by written notice to Digital.

 11. Neither Mr. Lucente nor Digital shall release, reveal, publish, cause to be published, publicize, discuss or otherwise disclose either the fact or terms of this Agreement except as provided for in Paragraph 12, below, and except as Digital may be obligated to disclose on account of statutory, regulatory, or other legal requirements or in connection with Mr. Lucente's compliance with the obligations described in paragraphs 4, 5, 7 or 8 and except that Mr. Lucente may make such disclosures (i) to family members or attorneys to whom he discloses such information on a confidential basis or (ii) that are consistent with, and only to the extent necessary to meet, his obligations expressed in paragraphs 4, 5, 7 or 8, above, with respect to his employment with prospective employers (as so defined therein).

  12. Mr. Lucente agrees to cooperate with Digital and its counsel in the disposition of legal, administrative, or agency proceedings that now exist or may arise. In this regard, Mr. Lucente agrees to make himself available for meetings, proceedings, depositions, etc. as may be reasonably required.

   13. The terms of this Agreement including all facts, circumstances, statements or documents relating thereto, shall not be admissible for any purpose in any litigation in any forum other than to secure enforcement of the terms and conditions of the Agreement. It is agreed by Mr. Lucente and Digital that the consideration paid by Digital hereunder is in return for specific performance by Mr. Lucente and that Digital will seek and is entitled to specific performance by Mr. Lucente in the event of a violation of this Agreement by Mr. Lucente.

   14. This Agreement has been reached by mutual accord of the parties hereto, and the parties by their signatures indicate their full agreement and understanding of its terms.

   15. This Agreement includes all of the agreements of the parties relative to Mr. Lucente's termination, and supersedes any prior agreements or representations between the parties as to the subjects covered. Without limiting the foregoing, the letter dated April 7, 1993, extending an offer of employment to Mr. Lucente is expressly superseded by this Agreement. Mr. Lucente specifically agrees that nothing in this Agreement modifies his obligations and responsibilities under any prior Employee Agreement or Stock Option Agreement previously executed by him, including without limitation, any non-competition, protection of confidential information of Digital or others, and employee obligations clauses.

   16. This Agreement shall become effective upon execution of it by Mr. Lucente and the representative of Digital listed below.


DIGITAL EQUIPMENT CORPORATION


By:_/s/ Richard M. Farrahar
     Richard M. Farrahar
     Vice President, Personnel

Date: /s/ 5-13-94

/s/ Edward E. Lucente
Edward E. Lucente

Date:___________________________

                             AGREEMENT



This agreement (the "Agreement") is entered into between Digital Equipment Corporation, on its own behalf and on behalf of its officers, agents, directors, employees, subsidiaries, affiliates, assigns and successors (collectively, "Digital") and Gresham T. Brebach, Jr. (on your own behalf and on behalf of your heirs, executors, administrators, and assigns) regarding the termination of your employment with Digital.

In consideration of the mutual covenants and undertakings set forth herein, you and Digital hereby agree as follows:


     1 .  Your employment with Digital ended as of August 8, 1994
          (the "Effective Date").

     2. For a period of 6 months following your Effective Date, you will not render any services directly or indirectly to, or on behalf of, become associated with or employed in any capacity by, have an ownership interest in any individual, firm, corporation, or other entity listed on Exhibit I, hereto, or with respect to any other entity to the extent that such services, association, employment, or ownership interest relate to any activities competitive with or similar to those activities of Digital with respect to which you have managed or with respect to which you have possessed or have had access to Digital's confidential information, know-how, or trade secrets (including but not limited to information, know-how, or trade secrets relating to the research, development, design, manufacture, marketing, sale, or distribution of any Digital product or service).

          At your request, Digital will discuss any potential employment or other comparable opportunity with you to determine whether the opportunity, if taken, would violate the terms of this Paragraph 2. Digital will promptly respond to your inquiry and in its sole discretion may waive all or part of the provisions of this Paragraph 2 at your request, such waiver not to be unreasonably withheld.

     3. You will inform each subsequent employer or person or entity with whom you becomes associated, prior to accepting such employment, of the existence of the obligation set forth in Paragraph 2 and provide a copy of the text of Paragraph 2 to such employer or other person or entity, provided that the beginning date of such employment is within 6 months from the Effective Date.

     4. You will notify Digital within one week of accepting new employment of the name and address thereof, provided that the beginning date of such employment is within 6 months from the Effective
          Date.

     5. For a period of 6 months following the Effective Date, you will not directly or indirectly solicit for employment (either with yourself or with your employer at the time or any of such employer's affiliates) or hire (whether as an employee, consultant, or otherwise) any executive orother employee of Digital; provided, however, that in no event shall the provisions of this Paragraph 5 be deemed to impose any obligation on you with respect to any solicitation or hiring where you neither have any control over, nor participate in, such action. Without limiting the generality of the foregoing, if you request or consent (whether in writing or otherwise) that a third party (such as an employee of a recruiting firm) take any action which, if taken by yourself, would be a violation of the foregoing provisions of this Paragraph 5, you shall be deemed to "participate in" such action. It shall not be a violation of this

          Paragraph 5 if you solicit or hire, as those terms are defined above, any secretary with whom you worked at Digital, or if you hire any employee who has been terminated by Digital under a transition layoff plan or business spin off.

     6. You will not disclose or use any of Digital's confidential information or confidential information entrusted to Digital by others to any non-Digital person, corporation, or other entity. Digital's confidential information includes matters not generally known outside of Digital, such as experimentation, research and developments relating to existing and future products and services marketed or used by Digital, and also any information relating to the general business operations of Digital (including, but limited to, business strategies, sales, costs, profits, organizations, customer lists, and pricing methods).

     7. You will refrain from seeking or accepting any employment, re-employment or work of any sort (temporary, contract, consultant, regular, part-time or other) with or at Digital.

     8. On or before expiration of the seven-day revocation period described in Paragraph 10, you will have settled all expense accounts and advances made by Digital to you and completed all other procedures required of terminating employees, and you will have returned to Digital all property provided by Digital to you including all credit, identification, and entry cards, equipment, (except as provided for in Paragraph 9(f), below), automobiles, and all documents, records, papers, notebooks, and other materials and copies thereof (regardless of the medium on which the copy is made) related to or including any information which is confidential to Digital.

     9. Digital, without admitting and while expressly denying the commission of any wrongful act, including but not limited to any violations of any federal, state or local fair employment practice law, or other employment practice law, or other employer duty or other employment-related obligation (all of which are hereinafter referred to as "employment relations laws") or other equity, will provide the following:

          a. Payment of $58,333.33 on the first day of each calendar month beginning with September 1994 and ending in February 1995 (a total of six such payments.) In no case will actual payment be made prior to the expiration of the seven-day revocation
               period described in Paragraph 10.   Actual payment
               shall be made as soon as reasonably practicable after each such date. Each payment made under this Paragraph 9 shall be less any amount required of Digital by law to be withheld or elected to be withheld by you on a voluntary basis.

               For purposes of Paragraphs 4, 5, 6, 8, 9(a), and 9(c) of the Agreement, being "employed" or "employment" means entering into a relationship with an entity such as a common law employee, consultant, independent contractor, partner, or owner or any other comparable relationship.

          b. On or before September 1, 1994, payment (i) in a single sum equal to the value of your then accrued and unused vacation time and (ii) in a single sum equal to $150,000.00 as the remainder of the short-term incentive compensation payment with respect to fiscal year 1994, payable pursuant to the letter agreement dated April 5, 1993, which outlined the terms of Digital's offer of employment to you.

          c. Continuation of elected and paid for health, dental, life insurance, and disability benefits at the then current cost of such benefits to active employees until your Effective Date. Digital agrees to continue your health, dental, and basic and personal accident (if applicable) life insurance benefits through February 8, 1995, or until you become eligible for such coverage from another employer, whichever occurs first, provided that you continue to make timely payment therefor, subject to whatever applicable changes are implemented by Digital to such plans. Group universal life insurance coverage in effect at the Effective Date shall be continued under the terms of that policy. Thereafter, you shall be entitled to continued health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) at the same cost to you as for any other employee for the same coverage, such coverage to be for a period not to exceed the statutory limit.

          d. Continuation of your participation in the Digital Equipment Corporation Pension Plan and the Digital Equipment Corporation Savings and Investment Plan (the "Plans") under the terms and conditions of the Plans until your Effective Date. Thereafter, your rights in the Plans, if any, shall be determined under the terms of the Plans.

          e. Executive outplacement services with a firm of your choice from an approved list of vendors. You may begin to use such services upon execution of the Agreement.

          f. Retention at no cost to you of the equipment previously provided to you by Digital, currently located in your home and your Digital office which is listed on Exhibit II, hereto.

     10. In exchange for the consideration set forth above and for other good and valuable consideration receipt of which is hereby acknowledged:

          a. You hereby accept the foregoing, in full and complete waiver, release, and satisfaction of any and all claims of any kind or description that you have or may have had or may have through the date you execute the Agreement against Digital or its officers, directors or employees including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief including any right to or claim arising out of a right, to re-employment. You also hereby release Digital from liability for such claims and waive any other rights relating to your employment, or your termination from employment, with Digital. This release shall include a release from claims under the Age Discrimination in Employment Act of 1967 (ADEA). Digital hereby advises you to consult counsel before signing the Agreement and that you have, and are entitled to, at least 21 days following the receipt of the Agreement to execute it, although you are not required to use all of this period if in your sole and unlimited discretion and judgment you choose not to do so. You are also entitled to rescind the Agreement at any time within the seven-day period after you execute it by written notice to Digital. This waiver of your rights under ADEA shall not apply to any claims arising after your execution of the Agreement;

          b. You agree to refrain from filing any complaint, civil action, litigation or proceedings of any nature or description against Digital, in an judicial or quasi-judicial forum, based upon claims released in Paragraph 10(a) except for enforcement of the terms of this Agreement;

          c. You represent that you have not filed any complaints, administrative charges and/or lawsuits or proceedings against Digital based upon claims released in Paragraph 10(a), with any local, state or federal court or agency and further that you have not assigned or transferred to any person any portion of any claim which is released or waived by this Agreement; and

          d. You agree to not file, participate in as a plaintiff and/or class member, or commence yourself, or encourage, induce, solicit or support the filing of, or institution of any claim, suit, litigation, grievance, arbitration, cause of action, or any other proceeding against Digital by any other person or persons based on claims released in Paragraph 10(a) or similar claims of third parties, whether or not such claims arise from any employment relations laws, including but not limited to claims based on discrimination on the basis of age, sex, handicap, disability, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief.

               Notwithstanding the foregoing, you shall not be prohibited from giving testimony in lawsuits or administrative proceedings initiated by third parties if such testimony is compelled by legal and/or administrative subpoena. You shall not volunteer to provide such testimony and/or encourage, induce or solicit others to call you as a witness.

     11. It is further agreed by you and Digital that the consideration paid by Digital hereunder is in return for specific performance by you, and that Digital will seek and is entitled to specific performance by you in the event of a violation of the Agreement by you in addition to any other remedies available to Digital.

     12. Neither you nor Digital shall release, reveal, publish, cause to be published, publicize, discuss, or otherwise disclose the facts or terms of the Agreement except as provided for herein and in Paragraph 3 of the Agreement and except as Digital may be obligated to disclose on account of any statutory, regulatory, or other legal requirements. The terms of the Agreement including all facts, circumstances, statements or documents relating thereto, shall not be admissible for any purpose in any litigation in any forum other than to secure enforcement of the terms and conditions of the Agreement. Both Digital and you agree not to publicly discuss, nor make any derogatory comments regarding, the facts and circumstances leading to your departure from Digital, but you may confirm that your departure was voluntary.

     13. The Agreement has been reached by mutual accord of the parties hereto, and the parties by their signatures indicate their full agreement and understanding of its terms.

     14. The Agreement includes all of the agreements of the parties relative to your termination, and supersedes any prior agreements or representations between the parties as to the subjects covered. You specifically agree that nothing in the Agreement modifies your obligations and responsibilities under any prior Employee Agreement or Restricted Stock Option Agreement previously executed by you, including without limitation, any non-competition, protection of confidential information of Digital or others, and employee obligations clauses. This Agreement has no precedential effect, value, or impact whatsoever as to any person not a party to it.

     15. Should any provision or part of any provision of this Agreement be found to be legally unenforceable and/or against public policy, such unenforceability shall not prevent enforcement of the remaining provisions or parts of this Agreement.

     16. The Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts.


DIGITAL EQUIPMENT CORPORATION


By:/s/ Richard M. Farrahar
     Richard M. Farrahar
         Vice President, Human Resources

Date:/s/ Sept. 6, 1994


/s/ Gresham T. Brebach, Jr.
Gresham T. Brebach, Jr.

Date:/s/ 30-Aug-1994

                              EXHIBIT I


   -   AT & T

   -   Hewlett Packard

   -   IBM


The names above are inclusive of all such entities, subsidiaries and affiliated companies.